Exhibit 107

OrthoPediatrics Corp.

(Exact Name of Registrant as Specified in its Charter)

The prospectus to which this Exhibit 107 is attached is a final prospectus for the related offering. The maximum aggregate offering price for such offering is $143,893,750.